EXHIBIT 3.3

BYLAWS FOR

NetREIT
A California Corporation

BYLAWS OF
NetREIT
A California Corporation

i

ARTICLE XII		30
Amendments, Specific Shareholder Voting Requirements		30
Section 1.	Amendment by Shareholders	30
Section 2.	Amendment by Directors	30
Section 3.	Business Combinations	30

Bylaws of
NetREIT
A California Corporation

ARTICLE I

Definitions

For the purpose of these Bylaws the following terms shall have the respective meanings stated:

Section 1. "Advisor" shall mean a person or firm providing real estate investment advisory services to the Corporation on an ongoing basis.

Section 2. "Advisory Contract" shall mean a contract with an Advisor.

Section 3. "Affiliate" shall mean (a) any person directly or indirectly controlling, controlled by or under common control with another person, (b) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, (c) any officer, director, trustee, or general partner of such person, and (d) if such person is an officer, director, trustee or general partner of another entity, then the entity for which that person acts in any capacity. "

Section 4. "Appraisal" shall mean the evaluation of real property (which value may take into consideration the existing state of the property or a state to be created) by an independent qualified appraiser who is a member in good standing of the American Institute of Real Estate Appraisers (MAl) or is a disinterested person who, in the judgment of the Directors, is qualified to make such a determination. Each Appraisal shall be maintained in the Corporation's records for at least five (5) years and shall be available for inspection and duplication by any Shareholder. "The independent qualified appraiser shall be selected by a majority of the Board of Directors (including a majority of the Independent Directors). "

Section 5. "Appraised Value" shall mean the value of a particular property as stated in the Appraisal.

Section 6. "Average Invested Assets" shall mean for any period, the average of the Book Values of the Invested Assets of the corporation computed by taking the average of such values at the end of each month during such period.

Section 7. "Book Value" shall mean the value of an asset or assets on the books of the Corporation, determined on the basis of generally accepted accounting principles consistently applied, without deduction for depreciation or bad debts or other asset valuation reserves and without deduction for mortgages or other security interest to which such asset or assets are subject.

Section 8. "Bylaws" shall mean these Bylaws as amended, restated or modified from time to time. References in these Bylaws by the terms "hereof," "herein" and "hereunder" shall be deemed to refer to these Bylaws and shall not be limited to the particular article or section in which such words appear.

Section 9. "Corporation Property" shall mean as of any particular time any and all property, real, personal or otherwise, tangible or intangible, which is owned by, or on behalf of, the Corporation.

Section 10. "Directors" or "Board of Directors" shall mean those persons designated as such, whether elected or appointed to act as directors and their successors.

Section 11. "First Mortgage" shall mean a Mortgage, deed of trust, or similar interest, which takes priority or precedence over all other charges or liens upon the same Real Property, other than a lessee's interest therein, and which must be satisfied before such other charges are entitled to participate in the proceeds of any sale. Such Mortgage may be upon a lessee's interest in Real Property. Such priority shall not be deemed abrogated by liens for taxes, assessments that are not delinquent or remain payable without penalty, contracts (other than contracts for repayment of borrowed moneys), or leases, mechanic's and materialmen's liens for work performed and materials furnished that are not in default or are in good faith being contested, and other claims normally deemed in the same local jurisdiction not to abrogate the priority of a First Mortgage.

Section 12. "First Mortgage Loans" shall mean Mortgage Loans secured or collateralized by First Mortgages.

Section 13. "Independent Directors" shall mean Directors of the corporation who are not affiliated, directly or indirectly, with an Advisor (other than in their capacities as trustees or directors of another real estate investment trust being advised by such Advisor), whether by ownership of, ownership interest in, employment by, any business or professional relationship with or service as an officer or director of such Advisor or any of its Affiliates, and who perform no other services for the Corporation at the time his or her independence is being determined. A Director will, however, not be considered independent if he or she is serving as a Director for more than three real estate investment corporations organized by or affiliated with an Advisor of the corporation, or any Director who is not an Independent Director. Independent Director shall also mean a person who performs no other services for the Corporation, except as Director. An indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with an Advisor or the Corporation.

Section 14. "Invested Assets" shall mean the assets of the Corporation invested, directly or indirectly, in equity interests in, and loans secured by, real estate, before reserves for depreciation or bad debts or other similar non-cash reserves.

Section 15. "Junior Mortgage" shall mean a Mortgage which (i) has the same priority or precedence over charges or encumbrances upon Real Property as that required for a First Mortgage except that it is subject to the priority of one or more other Mortgages and (ii) must be satisfied before any other charges or liens over which it takes priority or precedence are entitled to participate in the proceeds of any sale of such Real Property.

Section 16. "Junior Mortgage Loans" shall mean Mortgage Loans secured or collateralized by Junior Mortgages; such loans mayor may not provide for additional recourse to the borrower personally.

Section 17. "Mortgages" shall mean mortgages, deeds of trust or other instruments creating liens on or security interests in real property or on rights or interests, including leasehold interests, in real property.

Section 18. "Mortgage Loans" shall mean notes, debentures, bonds and other evidences of indebtedness or obligations, which are negotiable or non-negotiable and which are secured or collateralized by Mortgages.

Section 19. "Net Assets" shall mean invested Assets of the Corporation, less intangible assets, less the total liabilities of the Corporation as calculated on a basis consistently applied no later than the fiscal quarter immediately preceding the date for which the calculation is to be applied.

Section 20. "Net Income," for any period, shall mean the Corporation's total revenues during such period, after deduction of all Corporation expenses during such period, other than additions to reserves for depreciation or bad debts or similar non-cash reserves. If an Advisor received a Subordinated Disposition Fee, Net Income, for purposes of calculating the Total Operating Expenses limitation set forth in Article IX, Section 4, shall exclude gain from the disposition of corporation assets.

Section 21. "Real Property" shall mean and include land, rights in land, leasehold interests (including but not limited to interests of a lessor or lessee therein), and any buildings, structures, improvements, fixtures and equipment located on or used in connection with land, leasehold interests and rights in land or interests therein but does not include First or Junior Mortgages, Mortgage Loans, or interests therein.

Section 22. "REIT Rules" shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as now enacted or hereafter amended, or successor statutes, Regulations and proposed regulations promulgated thereunder, any Revenue Rulings or Procedures issued by the Internal Revenue Service and any administrative rulings or court decisions respecting the requirements and conditions of the qualification and taxation of REITs.

Section 23. "Securities" shall mean any stock, shares, voting trust certificates, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, interest or participation in a profit sharing agreement, investment contract, or in general any instruments commonly known as "securities," or any certificates of interest, shares or participation in, temporary or interim certificates for, or any option, warrant or right to subscribe to, purchase or acquire any of the foregoing.

Section 24. "Securities of the Corporation" shall mean any securities issued by the corporation.

Section 25. "Shareholders" shall mean, as of any particular time, all holders of record of outstanding shares at such time.

Section 26. "Total Operating Expenses" for any period shall mean all cash operating expenses of the Corporation, including additional expenses paid by third parties to an Advisor and its Affiliates based upon its relationship with the Corporation, including loan administration, servicing, engineering, inspection and all other expenses paid by the Corporation, except for expenses related to raising capital, for interest, taxes and direct property acquisition, operation and management costs, which excepted expenses shall include, but not be limited to the following:

(a)         Expenses related to raising capital, interest, taxes and direct expenses related to the acquisition, operation, maintenance, management and disposition of Corporation Assets (including all premiums and other charges for insurance, fidelity bonds, payment bonds covering employees of an Advisor, of the Corporation or of others, and similar items);

(b)         Expenses incurred in connection with the prospective investments which are not acquired;

(c)         Costs incurred in connection with the raising of capital and the issuance of the
Corporation's securities and any dividend reinvestment plan or similar plan which the Corporation may from time to time maintain;

(d)         All expenses related to communications and reports to the Corporation's Shareholders and any regulatory authority;

(e)         Insurance, interest and other borrowing costs;

(t)         Taxes, appraisal costs, audit fees, extraordinary legal fees (including but not limited to fees and expenses incurred in litigation);

(g)         Losses on the disposition of investments and provisions for such losses; and

(h)         Reserves for amortization, depreciation, depletion and similar items.

Section 27. "Unimproved Real Property" means the property of a REIT which has the following three characteristics: (1) an equity interest in property which was not acquired for the purpose of producing rental or other operating income, (2) has no development or construction in process on such land, and (3) no development or construction on such land is planned in good faith to commence on such land within one year.

Section 28. General. Whenever a term is defined in these Bylaws in the singular, the plural of such term may also be used in these Bylaws as a defined term, and similarly, whenever a term is defined in the plural, the singular of such term may also be used as a defined term hereunder.

ARTICLE II

Offices

Section 1. Principal Executive Office. The principal executive office for the transaction of the business of the corporation is hereby fixed and located at 11545 West Bernardo Court, Suite 100, City of San Diego, County of San Diego, State of California. The board of directors may, from time to time, change the principal executive office from one location to another. Any such change shall be noted on the Bylaws opposite this section, or this section may be amended to state the new location.

Section 2. Other Offices. The board of directors may at any time establish branch or subordinate offices at any place or places where the Corporation is qualified to do business.

ARTICLE III

Meetings of Shareholders

Section 1. Place of Meetings. Meetings of shareholders shall be held at any place within or outside the State of California designated by the board of directors. In the absence of any such designation, shareholders' meetings shall be held at the principal executive office of the Corporation.

Section 2. Annual Meeting. The annual meeting of shareholders shall be held at least once each year on a date and at a time designated by the board of directors at a location convenient to the shareholders. The date so designated shall be within five (5) months after the end of the calendar year and within fifteen (15) months after the last annual meeting. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 3. Special Meeting. A special meeting of the shareholders may be called at any time by a majority of the Independent Directors, or by the board of directors, or by the chairman of the board, or by the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

If a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, any vice president or the secretary of the Corporation. The officer receiving the request shall, within twenty (20) business days after receipt of said request, cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Sections 4 and 5 of this Article III, that a meeting will be held at the time requested by the person or persons calling the meeting not less than twenty (20) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 3 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the board of directors may be held.

Section 4. Notice of Shareholders' Meetings. All notices of meetings of shareholders shall be sent or otherwise given in accordance with Section 5 of this Article III not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (H) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees whom, at the time of the notice, the Corporation's officers and/or board of directors intend to present for election.

If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest pursuant to Section 310 of the Corporations Code of California, (ii) an amendment of the Articles of Incorporation pursuant to Section 902 of that Code, (iii)

a reorganization of the corporation pursuant to Section 1201 of that Code, (iv) a voluntary dissolution of the corporation pursuant to Section 1900 of that Code, or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares pursuant to Section 2007 of that Code, then the notice shall also state the general nature of that proposal.

Section 5. Manner of Giving Notice: Affidavit of Notice. Notice of any meeting of shareholders shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the shareholder at the address of that shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If no such address appears on the Corporation I s books or is so given, notice shall be deemed to have been given if sent to that shareholder by first-class mail or telegraphic or other written communication to the Corporation I s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

If any notice addressed to a shareholder at the address of that shareholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the shareholder on written demand of the shareholder at the principal executive office of the Corporation for a period of one (1) year from the date of the giving of the notice.

An affidavit of the mailing or other means of giving any notice of any shareholders I meeting shall be executed by the secretary, assistant secretary or any transfer agent of the Corporation, and shall be filed and maintained in the minute book of the Corporation.

Section 6. Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section 7. Adjourned Meeting: Notice. Any shareholders I meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 6 of this Article.

When any meeting of shareholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the board of directors shall set a new record date. Notice of any such adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 4 and 5 of this Article. At any adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

Section 8. Voting. Unless a record date set for voting purposes be fixed as provided in Section 11 of this Article, then subject to the provisions of Section 702 to Section 704, inclusive, of the California General Corporation Law (relating to voting shares held by a fiduciary, in the name of a corporation or in joint ownership), only persons in whose names shares entitled to vote stand on the stock records of the Corporation at the close of business on the business day next preceding the day on which notice is given (or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held) shall be entitled to vote at such meeting. Each outstanding share entitles the holder to one vote on all matters presented to shareholders for a vote with the exception that shareholders have cumulative voting rights with respect to the election of the Corporation's board of directors in accordance with Cal ifornia corporate law, as described in the following paragraph of this Section 8. The shareholders' vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than elections of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by Cal ifornia General Corporation Law, by these Bylaws or by the Articles of Incorporation.

At a shareholders' meeting at which directors are to be elected, no shareholder shall be entitled to cumulate votes (Le., cast for anyone or more candidates a number of votes greater than the number of the shareholder's shares) unless the candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Section 9. Waiver of Notice or Consent by Absent Shareholders. The transactions of any meeting of shareholders, either annual or special, however called and noticed and wherever held, shall be as valid as though they had been at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote who was not present in person or by proxy, or who, though present, has at the beginning of the meeting properly objected to the transaction of any business because the meeting was not lawfully called or convened, or to particular matters of business legally required to be included in the notice but not so included, signs a written waiver of notice or a consent to a holding of the meeting or an approval of the minutes. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of shareholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of Section 4 of this Article, the waiver of notice or consent shall state the general nature of the proposal. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 10. Shareholder Action by Written Consent Without a Meeting. Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent, in writing, setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors; provided, however, that a director may be elected at any time to fill a vacancy on the board of directors that has not been filled by the directors by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. All such consents shall be filed with the secretary of the corporation and shall be maintained in the corporate records. Any shareholder giving a written consent, or the shareholder's proxy holders, or a transferee of the shares, or a personal representative of the shareholder or their respective proxy holders may revoke the consent by a writing received by the secretary of the corporation before written consents of the number of shares required to authorize the proposed action have been filed with the secretary.

If the consents of all shareholders entitled to vote have not been solicited in writing and if the unanimous written consent of all such shareholders shall not have been received, the secretary shall give prompt notice of the corporate action approved by the shareholders without a meeting. This notice shall be given in the manner specified in Section 5 of this Article. In the case of approval of (i) contracts or transactions in which a director has a direct or indirect financial interest pursuant to Section 310 of the Corporations Code of California, (ii) indemnification of agents of the corporation pursuant to Section 317 of that Code, (iii) a reorganization of the corporation pursuant to Section 1201 of that Code, and (iv) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares pursuant to Section 2007 of that Code, the notice shall be given at least ten (10) days before the consummation of any action authorized by that approval.

Section 11. Record Date for Shareholder Notice. Voting. and Giving Consents. For purposes of determining the shareholders entitled to notice of any meeting or to vote or entitled to give consent to corporate action without a meeting, the board of directors may fix, in advance, a record date which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any such action without a meeting, and in this event only shareholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the California General Corporation Law.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting; however, the board of directors shall fix a new record date if the adjournment is to a date more than forty-five (45) days after the date set for the original meeting.

If the board of directors does not so fix a record date:

(a)         The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(b)         The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting (i) when no prior action by the board has been taken, shall be the day on which the first written consent is given, or (ii) when prior action of the board has been taken, shall be at the close of business on the day on which the board adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

Section 12. Proxies. Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the secretary of the Corporation. A proxy shall be deemed signed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the shareholder or the shareholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of the proxy is received by the Corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(t) of the Corporations Code of California.

Section 13. Inspectors of Election. Before any meeting of shareholders, the board of directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the chairman of the meeting may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting on the request of one or more shareholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any shareholder or a shareholder's proxy shall, appoint a person to fill that vacancy.

These inspectors shall:

(a)         Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b)         receive votes, ballots or consents;

(c)         hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)         count and tabulate all votes or consents;

(e)         determine when the polls shall close;

(t)         determine the result; and

(g)         do any other acts that may be proper to conduct the election or vote with fairness to all shareholders.

ARTICLE IV

Directors

Section 1. Powers. Subject to the provisions of the California General Corporation Law and any limitations in the Articles of Incorporation and these Bylaws relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

Without prejudice to these general powers and subject to the same limitations, the directors shall have the power to:

(a)         subject to Article VI, select and remove all officers, agents and employees of the Corporation; prescribe any powers and duties for them that are consistent with law, with the Articles of Incorporation and with these Bylaws; fix their compensation; and require from them security for faithful service;

(b)         change the principal executive office or the principal business office in the State of California from one location to another; cause the Corporation to be qualified to do business in any other state, territory, dependency or country and conduct business within or outside the State of California; and designate any place within or outside the State of California for the holding of any shareholders' meeting or meetings, including annual meetings;

(c)         adopt, make and use a corporate seal; prescribe the forms of certificates of stock; and alter the form of the seal and certificates;

(d)         authorize the issuance of securities of the Corporation on any lawful terms, in consideration of money paid, labor done, services actually rendered, debts or securities canceled, or tangible or intangible property actually received;

(e)         subject to Article VIII, borrow money and incur indebtedness on behalf of the Corporation and cause to be executed and delivered for the Corporation I s purposes, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecation and other evidences of debt and securities;

(t)         subject to Article IX, enter into advisory contracts with investment advisors, giving such persons authority to manage the affairs of the Corporation; and

(g)         authorize the investment in real property, personal property, loan and mortgage loans by the Corporation, subject to the limitations in Article VIII.

The directors shall endeavor to make investments in such a manner as to comply with the REIT Rules with respect to composition of the Corporation's investments, derivation of its income and methods of operations.

In the exercise of their powers, the directors shall have full authority and power (without liability for loss) to make any and all investments within the limitations of these Bylaws, that they, in their absolute discretion, shall determine, even though such investments shall be of a character or in an amount not considered by others proper for the investment of corporate funds or which do not or may not produce income. The directors shall use their best efforts to cause the Corporation to qualify, and to elect to be taxed under, the REIT Rules. Once such status has been attained, the directors shall not cause such status to be changed without obtaining the vote or written consent of the holders of a majority of the outstanding shares entitled to vote.

Section 2. Number and Qualification of Directors. The number of directors of the Corporation shall be not less than four (4) nor more than nine (9). The exact number of directors shall be four (4), which number may be changed, from time to time, within the limits specified above, by approval of the majority of the board of directors or by the shareholders. A majority of the directors shall be Independent Directors.

The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum directors to a number less than four (4) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number minus one.

Section 3. Election and Term of Office of Directors. Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

Section 4. Removal of Directors. A director may be removed, with or without cause, by the vote or written consent of the holders of at least a majority of the outstanding shares, and may be removed at a special meeting called in a manner consistent with Sections 3, 4 and 5 of Article III.

Section 5. Vacancies. Vacancies in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Independent Directors shall nominate replacements for vacancies amongst the Independent Directors' positions. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.

A vacancy or vacancies in the board of directors shall be deemed to exist in the event of the death, resignation or removal of any director, or if the board of directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors is increased, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent, other than to fill a vacancy created by removal, shall require the consent of a majority of the outstanding shares.

Any director may resign effective on giving written notice to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

Section 6. Place of Meetings and Meetings by Telephone. Regular meetings of the board of directors may be held at any place within or outside the State of California that has been designated from time to time by resolution of the board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the board shall be held at any place within or outside the State of California that has been designated in the notice of the meeting or, if not stated in the notice or there is no notice, at the principal executive office of the Corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all directors participating in the meeting can hear one another, and all such directors shall be deemed to be present in person at the meeting.

Section 7. Annual Meeting. Immediately following each annual meeting of shareholders, the board of directors shall hold a regular meeting for the purpose of organization, the election of officers and the transaction of other business as desired. Notice of this meeting shall not be required.

Section 8. Other Regular Meetings. Other regular meetings of the board of directors shall be held without call at such time as shall from time to time be fixed by the board of directors. Such regular meetings may be held without notice.

Section 9. Special Meetings. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board or the president or any vice president or the secretary or any two directors.

Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first class mail or telegram, charges prepaid, addressed to each director at that director's address as it is shown on the records of the Corporation. In case the notice is mailed, it shall be deposited in the United States mail at least five (5) days before the time of the holding of the meeting. In case the notice is delivered personally or by telephone or to the telegraph company, at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the Corporation.

Section 10. Quorum. A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 13 of this Article IV. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of Section 310 of the Corporations Code of California (as to approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 311 of that Code (as to appointment of committees), and Section 317(e) of that Code (as to indemnification of directors) provided, however, that approval of a majority of the independent directors shall be required for all matters related to Sections 2, 3, 5 and 6 of this Article, Sections 2 and 4 of Article III, Article VIII, Article IX and Section 5 of Article X. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 11. Waiver of Notice. The transaction of any meeting of the board of directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present or who though present has prior to the meeting or at its commencement protested the lack of proper notice to him, signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 12. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 13. Notice of Adjournment. Notice of the time and place of resuming a meeting that has been adjourned need not be given unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place shall be given before the time set for resuming the adjourned meeting in the manner specified in Section 10 of this Article IV to the directors who were not present at the time of the adjournment. Notice need not be given in any case to directors who were present at the time of adjournment.

Section 14. Action Without Meeting. Any action required or permitted to be taken by the board of directors may be taken without a meeting if all members of the board of directors shall individually or collectively consent in writing to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the board of directors. Such written consent or consents shall be filed with the minutes of the proceedings of the board of directors.

Section 15. Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors. This Section 15 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise, or from receiving compensation for those services.

Section 16. Certain Duties of the Directors. The directors shall have a fiduciary duty to the Corporation and the Shareholders to supervise the relationship between the Corporation and an Advisor. Without limiting the foregoing, or any other provision of these Bylaws requiring an action by the directors, the directors, by a majority vote (including a majority vote of the Independent Directors) shall approve the form and contents of the Reports to Shareholders required by Sections 5, 6, 7 and 8 of Article X, and each director shall take reasonable steps to insure that the requirements regarding the foregoing reports and the calling of Annual Shareholders Meetings, as required by Article III, Section 2 are met.

ARTICLE V

Committees

Section 1. Committees. The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of at least two directors. A majority of the committee members may be Independent Directors. The board may designate one or more directors as alternate members of any committee who may replace any absent member at any meeting of the committee. Any committee shall serve at the pleasure of the board and, to the extent provided in the resolution of the board, shall have all the authority of the board, except with respect to:

(a)         the approval of any action which, under the California General Corporation Law, also requires shareholders I approval or approval of the outstanding shares;

(b)         the filling of vacancies on the board of directors or in any committee;

(c)         the fixing of compensation of the directors for serving on the board or on any committee;

(d)         the amendment or repeal of Bylaws or the adoption of new Bylaws;

(e)         the amendment or repeal of any resolution of the board of directors which by its express terms is not so amendable or repealable;

(t)         a distribution to the shareholders of the Corporation, except at a rate or in a periodic amount or within a price range determined by the board of directors; or

(g)         the appointment of any other committees of the board of directors or the members of these committees.

Section 2. Meetings and Action of Committees. Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article IV of these Bylaws, Sections 7 (place of meetings), 9 (regular meetings), 10 (special meetings and notice), 11 (quorum), 12 (waiver of notice), 13 (adjournment), 14 (notice of adjournment), and 15 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members, except that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee; special meetings of committees may also be called by resolution of the board of directors; and notice of special meetings of committees shall also be given to all alternate members who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the governance of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE VI

Officers

Section 1. Officers. The officers of the Corporation shall include a president, a secretary and a chief financial officer. The Corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more vice presidents, a treasurer, one or more assistant secretaries, one or more assistant treasurers and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article VI. If there is a treasurer, he shall be the chief financial officer unless some other person is so appointed by the board of directors. Any number of offices may be held by the same person.

Section 2. Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article VI, shall be chosen by the board of directors, and each shall serve at the pleasure of the board, subject to the rights, if any, of an officer under any contract of employment.

Section 3. Subordinate Officers. The board of directors may appoint, and may empower the chairman of the board or president to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the board of directors may from time to time determine.

Section 4. Removal and Resignation of Officer. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause or notice, by the board of directors, at any regular or special meeting of the board or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors. Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5. Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

Section 6. Chairman of the Board. The chairman of the board, if such an office be elected, shall, if present, preside at meetings of the board of directors and meetings of the shareholders and shall exercise and perform such other powers and duties as may be from time to time assigned to him by the board of directors or prescribed by the Bylaws. If there is no president, the chairman of the board shall in addition be the chief executive officer of the Corporation and shall have the powers and duties prescribed in Section 7 of this Article VI. The chairman of the board may be the chief executive officer of the Corporation, notwithstanding that there is a president, if the board of directors so determines.

Section 7. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the board of directors to the chief executive officer, the chief executive officer is the chief executive officer and general manager of the Corporation. The chief executive officer shall, subject to the control of the board of directors, have general supervision, direction and control of the business and affairs of the Corporation and of its officers, employees and agents, including the right to employ, discharge and prescribe the duties and compensation of all officers, employees and agents of the Corporation, except where such matters are prescribed in the Bylaws or by the board of directors.

Section 8. President. Subject to such supervisory powers, if any, as may be given by the board of directors to the chief executive officer and/or the chairman of the board the president shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the Corporation. In the absence of the chairman of the board or a chief executive officer, or if there be none, he shall preside at all meetings of the shareholders and at all meetings of the board of directors. He shall have the general powers and duties of management usually vested in the office of president of a Corporation and shall have such other powers and duties as may be prescribed by the board of directors or the Bylaws. The president shall be the chief executive officer of the Corporation unless the chairman of the board or chief executive officer, if any, is so designated.

Section 9. Vice Presidents. In the absence of, or in the event of disability of, the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors or the Bylaws and the president or the chairman of the board.

Section 10. Secretary. The secretary shall keep or cause to be kept, at the principal executive office or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors and shareholders, with the time and place of holding, whether regular or special and, if special, how authorized, the notice given, the names of those present at directors' meetings or committee meetings, the number of shares present or represented at shareholders' meetings and the proceedings.

The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation's transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the board of directors required by the Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by the Bylaws.

Section 11. Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the board of directors. He shall disburse the funds of the Corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all of his transactions as chief financial officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the board of directors or the Bylaws.

ARTICLE VII

Indemnification of Directors, Officers,
Employees and Other Agents

Section 1. Agents. Proceedings and Expenses. For the purposes of this Article, "agent" means any person who is or was a director, officer, employee or other agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of this Corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorney fees and any expenses of establishing a right to indemnification under Section 4 or Section 5(c) of this Article.

Section 2. Actions Other Than by the Corporation.

(a)         This Corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of this Corporation) by reason of the fact that such person is or was an agent of this Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of this Corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of this Corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

(b)         The foregoing notwithstanding, no Affiliate of an Advisor or a director shall be indemnified pursuant to this Article VII unless the terms and conditions of such indemnification are first approved by a majority of the directors and a majority of the Independent Directors, each of whom shall be disinterested in the transaction.

Section 3. Actions by the Corporation. This Corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of this Corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of this Corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of that action if that person acted in good faith, in a manner that person believed to be in the best interests of this Corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No indemnification shall be made under this Section 3 for the following:

(a)         with respect to any claim, issue or matter as to which that person shall have been adjudged to be liable to this Corporation in the performance of that person 's duty to this Corporation, unless and only to the extent that the court in which that action was brought shall determine upon application that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the court shall determine;

(b)         of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

(c)         of expenses incurred in defending threatened or pending action which is settled or otherwise disposed of without court approval.

Section 4. Successful Defense by Agent. To the extent that an agent of this Corporation has been successful on the merits in defense of any proceeding referred to in Sections 2 or 3 of this Article, or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 5. Required Approval.  Except as provided in Section 4 of this Article, any indemnification under this Article shall be made by this Corporation only if authorized in the specific case on a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article, by:

(a)         a majority vote of a quorum consisting of directors who are not parties to the proceeding;

(b)         approval by the affirmative vote of a majority of the shares of this Corporation entitled to vote represented at a duly held meeting at which a quorum is present or by the written consent of holders of a majority of the outstanding shares entitled to vote (for this purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon); or

(c)         the court in which the proceeding is or was pending, on application made by this Corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by this Corporation.

Section 6. Advances of Expenses. Expenses incurred in defending any proceeding may be advanced by this Corporation before the final disposition of the proceeding on receipt of an undertaking by or on behalf of the agent to repay the amount of the advance unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this Article.

Section 7. Other Contractual Rights. Nothing contained in this Article shall affect any right to indemnification to which persons other than directors and officers of this Corporation or any subsidiary hereof may be entitled by contract or otherwise.

Section 8. Limitations. No indemnification or advance shall be made under this Article, except as provided in Section 4 or Section 5(c) of this Article, in any circumstance where it appears:

(a)         that it would be inconsistent with a provision of the Articles, a resolution of the Shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b)         that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 9. Insurance. Upon and in the event of a determination by the board of directors of this Corporation to purchase such insurance, this Corporation shall purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent I s status as such whether or not this Corporation would have the power to indemnify the agent against that liability under the provisions of this section. Notwithstanding the foregoing, if this Corporation owns all or a portion of the shares of the company issuing the policy of insurance, the insuring company and/or the policy shall meet the conditions set forth in section 317 (i) of the Corporations Code.

Section 10. Fiduciaries of Corporate Employee Benefit Plan. This Article does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an agent of the Corporation as defined in Section 1 of this Article. Nothing contained in this Article shall limit any right to indemnification to which such a trustee, investment manager or other fiduciary may be entitled by contract or otherwise, which shall be enforceable to the extent permitted by applicable law other than this Article.

Section 11. Indemnification of Directors and Advisors. The foregoing provisions of this Article VII notwithstanding, the Corporation may indemnify a director or an Advisor for losses arising from the operation of the Corporation only if all of the following conditions are met:

(a)         Such director or Advisor has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Corporation and the shareholders; and

(b)         Such liability or loss was not the result of negligence or misconduct by such director or Advisor.

(c)         The expenses of such director or Advisor incurred in defending any proceeding hereunder may not be advanced by the Corporation if they result from legal action initiated by a Shareholder.

(d)         The Corporation may advance funds for the expenses of defending any proceeding hereunder initiated against such director or Advisor only if the following conditions are satisfied: (1) the legal action relates to the performance of duties or services by such director or Advisor on behalf of the program; (2) the legal action is initiated by a third party who is not a Shareholder; and (3) such director or Advisor undertakes to repay the advanced funds to the Corporation in cases in which they would not be entitled to indemnification.

Indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys I fees, arising from or out of a violation of state or Federal securities laws associated with the offer and sale of the Corporation's securities. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a Court either:

(a)          Approves the settlement and finds that indemnification of the settlement and related costs should be made; or

(b)         Approves indemnification of litigation costs if a successful defense is made; and, provided the Court is apprised by the party seeking indemnification, prior to seeking approval for indemnification, that it is the position of the Securities and Exchange Commission and certain state administrators, including the California Commissioner of Corporations, that it is against public policy to indemnify agents against federal and state securities law violations.

ARTICLE VIII

Investment Policy

Section 1. Statement of Investment Policy. Subject to the prohibitions contained in Section 2 of this Article, the general investment policy of the Corporation shall be to invest the assets of the Corporation in equity interests in Real Property.

Section 2. Investment Prohibitions. The Corporation may not:

(a)         Invest in commodities, commodities futures contracts, foreign currency and bullion, except interest rate futures.

(b)         Invest in installment sales contracts for the sale or purchase of real estate (except in connection with the disposition of a Corporation property, provided that such contract is in recordable form and is appropriately recorded in the chain of title).

(c)         Invest in a Mortgage Loan except where the amount of such Mortgage Loan, plus the outstanding amount of the Senior Debt, if any, secured by the same property does not exceed eighty-five percent (85%) of the Appraised Value of the property securing the Mortgage Loan, if after giving effect thereto, the value of all Junior Mortgage Loans of the Corporation (as shown on the books of the Corporation in accordance with generally accepted accounting principles after all reasonable reserves, but before provision for depreciation) would not exceed twenty-five percent (25%) of the Corporation I s tangible assets; or if the value of all investments in Junior Mortgage Loans of the Corporation (including those which do not meet the aforementioned requirements would not exceed ten percent (10%) of the Corporation I s tangible assets (which would be included within the twenty-five percent (25%) limitation) and the directors (including a majority of the Independent Directors) determine substantial justification exists because of the presence of other underwriting criteria.

(d)         Invest in Mortgage Loans unless the following requirements are met:

(i) In the event a majority of the Independent Directors so determine, and in each instance where the transaction is with an Advisor, a director or their Affiliates, the Appraisal must be obtained from an independent qualified appraiser; and

(ii) A mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of title must be obtained; and

(iii) If such Mortgage Loan is not subordinate to any Mortgage Loan or equity interest of an Advisor, a director or their Affiliates.

(e)         Invest in Unimproved Real Property or in Mortgage Loans secured by liens on Unimproved Real Property, if the total of such investments exceeds ten percent (10% ) of the Corporation's Invested Assets.

(t)         Trade, as compared to engaging in investment activities (other than investments made solely for hedging purposes).

(g)         Hold property primarily for sale to customers in the ordinary course of business.

(h)      Engage in trading, underwriting or agency distribution of Securities issued by others.

(i)        Investments in the equity securities of any non-governmental issuer other than the Corporation's REIT subsidiary or non-REIT subsidiary, including another REIT or partnership, for a period in excess of eighteen months or investments in equity securities of an advisor, director or Affiliate thereof.

Section 3.  Transactions with Affiliates. The Corporation shall not engage in the following:

(a)         Any transaction with an Advisor, a director or their Affiliates involving the Sale or Disposition of Corporation property.

(b)(1) Any transaction (other than through a joint venture or partnership) with a Sponsor of the Corporation, an Advisor, a director, or any Affiliate of such person, that involves the acquisition of property from such person, except:

(i) The acquisition of property where such person has acquired such property for the sole purpose of facilitating its acquisition by the Corporation and the total consideration paid by the Corporation does not exceed the cost of such property to such person (including holding costs) and no special benefit results to such person; or

(ii) Where the transaction is unanimously approved by the directors not otherwise interested in the transaction (including the Independent Directors) as being fair, competitive and commercially reasonable and no less favorable to the Corporation than transactions involving similar properties in the same location under similar circumstances.

(b )(2) Any transaction involving the sale or other disposition of Corporation property to a sponsor of the Corporation, an Advisor, a director or any Affiliate of such person.

(c)         Any transaction with a business organization with which a director, in his individual capacity, is affiliated unless that transaction is approved by the disinterested directors or the Shareholders.

(d)         Any loan of funds to, or borrowing of funds from, an Advisor, a director or their Affiliates, unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction, approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated lenders and borrowers under the same circumstances.

(e)         Any investment in a joint venture or partnership with an Advisor, a director or their Affiliates unless a majority of the directors (including a majority of the Independent directors) not otherwise interested in the transaction, approve the transaction as being fair and reasonable to the Corporation and substantially on the same terms and conditions as those received by other joint venturers.

(f)         Any transaction involving the acquisition of a property by the Corporation, unless the Purchase Price of the property does not exceed its Appraised Value and unless the total compensation paid to all persons (as included in the Purchase Price thereof) when added to acquisition expenses (as included in the Purchase Price thereof) paid by the Corporation does not exceed six percent (6%) of the Purchase Price (or in the case of a Mortgage Loan, six percent (6%) of the funds advanced) unless a majority of the directors (including a majority of the Independent Directors) not otherwise interested in the transaction approve the transaction as being commercially competitive, fair and reasonable to the Corporation.

(g)         Any transaction between the Corporation and an Advisor, a director or their Affiliates, unless approved by a majority of the directors (including a majority of the Independent Directors) not otherwise interested in the transaction as being fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation then those available from unaffiliated third parties.

Section 4. Prohibited Security Issuances. The Corporation is prohibited from issuing the following:

(a)         Warrants, options or rights, except as part of a public offering, a financing arrangement, a ratable distribution to its Shareholders or a stock option plan for directors, officers or employees of the Corporation;

(b)         Debt securities, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to properly service that higher level of debt;

(c)         Options or warrants to purchase shares at an exercise price less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Directors, has a market value less than the value of such option or warrant on the date of issuance. In no event shall such options or warrants be exercisable later than ten (10) years from the date of the issuance thereof;

(d)         Redeemable, assessable or non-voting equity securities; or

(e)         Shares on a deferred payment basis or similar arrangement.

Section 5. Review by Independent Directors. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (at least annually) to determine that the policies being followed by the Corporation at any time are in the best interests of the Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the board of directors.

Section 6. Limitations on Corporate Borrowing. Unless eighty percent (80%) or more of the Corporation's assets are invested in First Mortgage Loans, the Corporation shall not engage in any short sale, or borrow on an unsecured basis if such borrowing would result in an asset coverage of less than three hundred percent (300%) or incur any indebtedness which would result in an aggregate amount of indebtedness in excess of three hundred percent (300%) of Adjusted Net Worth. For the purposes of this paragraph 'asset coverage' means the ratio which the value of the total assets of the Corporation, less all liabilities and indebtedness, except indebtedness for unsecured borrowing, bears to the aggregate amount of all unsecured borrowing of the Corporation.

Section 7. Distribution Policies. The directors may, from time to time, in their sole discretion, determine by a majority vote (including a majority vote of the Independent Directors) to make distributions to the Shareholders. The source of funds for such distributions may be from the capital of the Corporation, or from earnings and profits.

Section 8. Distribution Reinvestment Plans. The directors, by a majority vote (including a majority vote of the Independent Directors) may, from time to time, establish distribution reinvestment plans for the Corporation. At a minimum, any such plan shall provide for the following:

(a)         All material information regarding the distribution to the Shareholders and the effect of reinvesting such distribution, including the tax consequences thereof, shall be provided to the Shareholders at least annually; and

(b)         Each Shareholder participating in the distribution reinvestment plan shall have a reasonable opportunity to withdraw from the plan, at least annually, after receipt of the information required in subparagraph (a) above.

ARTICLE IX

Advisory Contracts

Section 1. Advisory Contracts. The corporation shall not contract for the services of an Advisor unless the contract of such advisory services is first approved by the board of directors (including a majority of the Independent Directors) and by the vote or written consent of the holders of a majority of the outstanding shares. In the event the Corporation employs or contracts with an Advisor, it shall do so by written contract (the "Advisory Contract") and the board of directors shall determine that any Advisor possesses sufficient qualifications to perform the advisory function for the Corporation and to justify the compensation provided for in its contract with the Corporation. The board of directors shall evaluate the performance of an Advisor before entering into or renewing an Advisory Contract. The criteria used in such evaluation shall be reflected in the minutes of such meeting. Should the Corporation engage an Advisor, the Corporation shall be subject to this Article IX.

Section 2. Termination of Advisory Contract. Any Advisory Contract shall be subject to termination by a majority vote of the Shareholders, by the board of directors, or by an Advisor, upon at least sixty (60) days' written notice, without cause and without penalty. In the event of the termination of an Advisory Contract, an Advisor will cooperate with the Corporation and take all reasonable steps requested to assist the directors in making an orderly transition of the advisory function.

Section 3. Advisor Compensation. The board of directors (including a majority of the Independent Directors) shall determine from time to time (at least annually) that the compensation which the Corporation contracts to pay to any Advisor is reasonable in relation to the nature and quality of services performed. The board of directors shall also supervise the performance of any Advisor and the compensation paid to it by the Corporation to determine that the provisions of such contract are being carried out. Each such determination shall be based on the factors set forth below and all other factors as the board of directors may deem relevant and the findings of such Independent Directors on each of such factors shall be recorded in the minutes of the board of directors:

(a)         The size of an Advisor Fee in relation to the size, composition and profitability of the portfolio of the Corporation;

(b)         The success of an Advisor in generating opportunities that meet the investment objectives of the Corporation;

(c)         The rates charged to other corporations and to investors by advisors performing similar services;

(d)         Additional revenues realized by an Advisor and its Affiliates through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business;

(e)         The quality and extent of service and advice furnished by an Advisor;

(f)         The performance of the investment portfolio of the Corporation, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with stress situations; and

(g)         The quality of the portfolio of the Corporation in relationship to the investments generated by an Advisor for its own account.

Section 4. Total Operating Expenses. Should the Corporation engage an Advisor, the board of directors (including a majority of the Independent Directors) shall determine, from time to time but at least annually, that the Total Operating Expenses of the Corporation are reasonable in light of the investment experience of the Corporation, its net assets, its net income and the fees and expenses of other comparable advisors in real estate. Each such determination shall be reflected in the minutes of the meeting of the board of directors.

The Total Operating Expenses of the corporation during each year shall not exceed the greater of (i) two percent (2%) of its Average Invested Assets for the year, or (ii) twenty-five percent (25%) of its Net Income for such year, except as provided below.

Annually, an Advisor shall reimburse the Corporation the amount by which Total Operating Expenses actually paid during any fiscal year exceed the limit set forth above. However, the amount of such reimbursement shall not exceed the amount of an Advisor Fee paid to an Advisor during such fiscal year.

Section 5. Excess Expenses. Within sixty (60) days after the end of any quarter of the Corporation for which Total Operating Expenses (for the twelve (12) months then ended) exceeded the greater of two percent (2%) of Average Invested Assets or twenty-five percent (25%) of Net Income, there shall be sent to the Shareholders of the Corporation a written disclosure of such fact, together with an explanation of the factors the board of directors considered in arriving at the conclusion that such higher operating expenses were justified.

ARTICLE X

Records And Reports

Section 1. Maintenance and Inspection of Share Register. The Corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the board of directors, a record of its Shareholders, giving the names and addresses of all Shareholders and the number and class of shares held by each Shareholder.

A Shareholder or Shareholders of the Corporation holding at least 5% in the aggregate of the outstanding voting shares of the Corporation (or who hold at least 1 % of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors of the Corporation) shall have an absolute right to do either or both of the following: (i) inspect and copy the record of Shareholders' names and addresses during usual business hours upon five (5) days' prior written demand upon the Corporation, and (ii) obtain from the transfer agent of the Corporation, on written demand and on the tender of such transfer agent's usual charges for such list (the amount of which charges shall be stated to the Shareholder by the transfer agent upon request), a list of the Shareholders' names and addresses who are entitled to vote for the election of directors as if the most recent record date for which that list has been complied or as of a date specified by the Shareholder after the date of demand. This list shall be made available to any such Shareholder by the transfer agent on or before the later of five (5) days after the demand is received or the date specified in the demand as the date as of which the list is to be compiled. The record of Shareholders shall also be open to inspection on the written demand of any Shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a Shareholder or as the holder of a voting trust certificate. Any inspection and copying under this Section 1 may be made in person or by an agent or attorney of the Shareholder or holder of a voting trust certificate making the demand.

Section 2. Maintenance and Inspection of Bylaws. The Corporation shall keep its principal executive office, or if its principal executive office is not in the State of California, at its principal business office in this state, the original or a copy of the Bylaws as amended to date, which shall be open to inspection by the Shareholders at all reasonable times during office hours. If the principal executive office of the Corporation is outside the State of California and the Corporation has no principal business office in this state, the secretary shall, upon the written request of any Shareholder, furnish to that Shareholder a copy of the Bylaws as amended to date.

Section 3. Maintenance and Inspection of Other Corporate Records. The accounting books and records and minutes of proceedings of the Shareholders and the board of directors and any committee or committees of the board of directors shall be kept at such place or places designated by the board of directors or, in the absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand of any Shareholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a Shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. These rights of inspection shall extend to the records of each subsidiary corporation of the Corporation.

Section 4. Inspection by Director. Every director shall have the absolute right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the Corporation and each of its subsidiary corporations. This inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

Section 5. Annual Report to Shareholders. The board of directors shall cause an annual report to be sent to the Shareholders not later than one hundred twenty (120) days after the close of each year. This report shall be sent at least fifteen (15) days before the annual meeting of Shareholders to be held during the next fiscal year and in the manner specified in Section 5 of Article III of these Bylaws for giving notice to Shareholders of the Corporation. The annual report shall contain financial statements (balance sheet, statement of income, statement of changes of financial position) prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing the opinion of an independent certified public accountant or independent public accountant or, if there is no such report, the certificate of an authorized officer of the Corporation that the statements were prepared without audit from the Corporation's books and records. The foregoing requirement of an annual report shall be waived so long as the shares of the Corporation are held by fewer than one hundred (100) holders of record.

Section 6. Disclosure on Distribution. Any distribution of income or capital assets of the Corporation to holders of securities of the Corporation other than its promissory notes shall be accompanied by a written statement disclosing the source of the funds distributed. If, at the time of distribution, this information is not available, a written explanation of the relevant circumstances shall accompany the distribution and the written statement disclosing the sources of the funds distributed shall be sent to such holders not later than sixty (60) days after the close of the year in which the distribution was made.

Section 7. Financial Statements. A copy of any annual financial statement and any income statement of the Corporation for each quarterly period of each year and any accompanying balance sheet of the Corporation as of the end of each such period that has been prepared by the Corporation shall be kept on file in the principal executive office of the Corporation for twelve (12) months, and each such statement shall be exhibited at all reasonable times to any Shareholder demanding an examination of any such statement or a copy shall be mailed to any such Shareholder.

If the holder or holders of at least five percent (5%) of the outstanding shares of any class of stock of the Corporation make a written request to the Corporation for an income statement of the Corporation for the three-month, six-month or nine-month period of the then current year ended more than thirty (30) days before the date of the request, and a balance sheet of the Corporation as of the end of that period, the chief financial officer shall cause the statement to be prepared, if not already prepared, and shall deliver personally or mail that statement or statements to the person making the request within thirty (30) days after the receipt of the request. If the Corporation has not sent to the Shareholders its annual report for the last year, this report shall likewise be delivered or mailed to the Shareholders within thirty (30) days after the request. A balance sheet, income statement and a statement of changes in financial position for the also last fiscal year shall also be included unless the Corporation has sent the Shareholders an annual report for the last fiscal year.

The Corporation shall also, on the written request of any Shareholder, mail to the Shareholder a copy of the last annual, semi-annual or quarterly income statement which it has prepared, and a balance sheet as of the end of that period.

The quarterly income statements and balance sheets referred to in this section shall be accompanied by the report, if any, of any independent accountants engaged by the Corporation or the certificate of an authorized officer of the Corporation that the financial statements were prepared without audit from the books and records of the Corporation.

Section 8. Annual Statement of General Information. The Corporation shall annually, during the period prescribed by law, file with the Secretary of State of the State of California, on the prescribed form, a statement setting forth the authorized number of directors, the names and complete business or residence addresses of all incumbent directors, the names and complete business or residence addresses of the chief executive officer, secretary and chief financial officer, the street address of its principal executive office or principal business office in this state, and the general type of business constituting the principal business activity of the Corporation, together with a designation of the agent of the Corporation for the purpose of service of process, all in compliance with Section 1502 of the Corporations Code of California.

ARTICLE XI

General Corporate Matters

Section 1. Record Date for Purposes Other Than Notice and Voting. For purposes of determining the Shareholders entitled to receive payment of any dividend or other distributions or allotment of any rights or entitled to exercise any rights in respect of any other lawful action (other than action by Shareholders by written consent without a meeting), the board of directors may fix, in advance, a record date which shall not be more than sixty (60), nor less than ten (10) days before any such action, and in that case only shareholders of record on the date so fixed are entitled to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the California General Corporation Law.

If the board of directors does not so fix a record date, the record date for determining Shareholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

Section 2. Checks. Drafts. Evidence of Indebtedness. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as from time to time shall be determined by resolution of the board of directors.

Section 3. Corporate Contracts and Instruments: How Executed. The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and this authority may be general or confined to specific instances; and, unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 4. Issuance of Certificates. Every holder of shares of equity or debt Securities of the Corporation shall be entitled, upon request, to have a certificate signed in the name of the Corporation by the chairman or vice chairman of the board or the president or a vice president and by the chief financial officer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the Security holder. Any or all of the signatures on the certificate may be facsimile. In the event any officer, transfer agent or register who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or register before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or register at the date of issuance. The foregoing provisions notwithstanding, the board of directors may adopt a system of issuance, recordation and transfer of its Securities by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers and substitution for required statements on the certificates as may be required by Sections 417, 418 and 1302 of the Cal ifornia Corporations Code, as amended, and as may be required by the Commissioner of Corporations in administering the California Corporate Securities Law of 1968, which system (a) has been approved by the United States Securities and Exchange Commission, (b) is authorized in any statute of the United States, or (c) is in accordance with Division 8 (commencing with Section 8101) of the California Commercial Code, as amended.

Section 5. Lost Certificates. Except as provided in this Section 5, no new certificates for shares shall be issued to replace an old certificate unless the latter is surrendered to the Corporation and canceled at the same time. The board of directors may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate on such terms and conditions as the board may require, including provision for indemnification of the Corporation secured by a bond or other adequate security sufficient to protect the Corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

Section 6. Representation of Shares of Other Corporations. The chairman of the board, the president or any vice president, or any other person authorized by resolution of the board of directors or by any of the foregoing designated officers, is authorized to vote on behalf of the Corporation any and all shares of any other corporation or corporations, foreign or domestic, standing in the name of the Corporation. The authority granted to these officers to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised by any of these officers in person or by any person authorized to do so by a proxy duly executed by these officers.

Section 7. Redemption and Stop Transfer for Tax Purposes. If the directors shall, at any time and in good faith, be of the opinion that ownership of Securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Rules, then the directors shall have the power, by lot or other means deemed equitable by them, to prevent the transfer of and/or to call for redemption a number of Securities of the Corporation sufficient, in the opinion of the directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Rules. The redemption price to be paid for Securities of the Corporation so called for redemption, on the date fixed for redemption, shall be the average of the highest bid and the lowest asked quotations on the last business day prior to the redemption date as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation or if there be no such bid and asked quotations, as determined by the board of directors in good faith. From and after the date fixed for redemption by the directors, the holder of any Securities of the Corporation so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such Securities of the corporation, other than the right to payment of the redemption price determined as aforesaid.

Section 8. Provisions in Conflict with Law or Regulations. The provisions of these Bylaws are severable, and if the directors shall determine, with the advice of counsel, that anyone or more of such provisions (the If Conflicting Provisions If) are in conflict with the REIT Rules or with other applicable federal or California laws and regulations, the Conflicting Provisions shall be deemed never to have constituted a part of these Bylaws; provided, however, that such determination by the directors shall not affect or impair any of the remaining provisions of these Bylaws or render invalid or improper any action taken or omitted (including but not limited to the election of directors) prior to such determination. Such determination shall become effective when a certificate signed by a majority of the directors setting forth any such determination and reciting that it was duly adopted by the directors, shall be filed with the books and records of the Corporation. The directors shall not be liable for failure to make any determination under this Section. Nothing in this Section shall in any way limit or affect the right of the directors or the shareholders to amend these Bylaws.

Section 9. Competing Activities of Officers. Directors. Nothing in these Bylaws shall be interpreted as prohibiting the officers and directors of the Corporation from engaging directly or indirectly in activities which are, or may be, competitive with the business of the Corporation and, except as may be required by the California General Corporation Law, as amended, they shall have no obligation to present to the Corporation any investment opportunities which become available to them pursuant to such other activities.

Section 10. Construction. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the California General Corporation Law shall govern the construction of these Bylaws.

ARTICLE XII

Amendments. Specific Shareholder Voting Requirements

Section 1. Amendment by Shareholders. The provisions of Article I, insofar as it relates to Article VIII and Article IX, Sections 1, 2 and 3 of Article III; Sections 1 through 6 of Article IV, Article VII, Article VIII and Article IX, Article X, Article XI, and Article XII of these Bylaws may only be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that no amendment which would change any rights with respect to any outstanding class of Securities of the Corporation, by reducing the amount payable thereon upon liquidation of the Corporation, or by diminishing or eliminating any voting rights pertaining thereto, may be made unless also approved by the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Securities of such class. Subject to the foregoing, new Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that the amendment of any provision which contains a requirement for a greater vote for any action shall require a vote equal to such greater vote for approval.

Section 2. Amendment by Directors. Subject to the rights of the Shareholders as provided in Section 1 of this Article, to adopt, amend or repeal Bylaws, and the requirements of approval of certain matters by the Independent Directors as set forth in Section 11 of Article IV, Bylaws may be adopted, amended or repealed by the board of directors, provided, however, that the board of directors may adopt a bylaw or amendment of a bylaw changing the authorized number of directors only for the purpose of fixing the exact number of directors within the limits which may be specified in the Articles of Incorporation or in Section 3 of Article IV of these Bylaws.

Section 3. Business Combinations. Without the prior vote or written consent of the holders of at least sixty-six and two- thirds percent (66-2/3%) of the outstanding shares, the Corporation shall not enter into any business combination with a holder, or group of holders acting in concert, holding, of record and/or beneficially, ten percent (10%) or more of the outstanding shares (such holder or holders shall be referred to as an "Interested Shareholder").

For the purposes hereof, a "business combination" shall mean (i) a merger or consolidation between or with the Corporation and the Interested Shareholder and/or its Affiliates; (ii) any sale, lease, exchange, mortgage, pledge, transfer of assets to an Interested Shareholder and/or its Affiliates having an aggregate fair market value of at least $1,000,000; (iii) any reclassification or reorganization, the effect of which would be to increase the proportion of outstanding shares of any class of the Corporation I s equity Securities convertible into a class of equity Securities owned by an Interested Shareholder and/or its Affiliates; and (iv) the adoption of any plan for the liquidation or dissolution of the Corporation, proposed by or on behalf of the Interested Shareholder and/or its Affiliates.

The foregoing provisions requiring a sixty-six and two-thirds percent (66-2/3%) or greater vote of the outstanding shares shall not apply, however, in any event if: (i) at the time the business combination is consummated or during the prior twelve months the Corporation beneficially owned a majority of the outstanding equity securities of the Interested Shareholder; (ii) the business combination was approved by all of the directors, who at the time such approval was given were not Affiliates or nominees of the Interested Shareholder or were directors prior to the time the Interested Shareholder became an Interested Shareholder ("Disinterested Directors") or successors of Disinterested Directors who were not Affiliates or nominees of the Interested Shareholder and who were recommended to succeed the Disinterested Directors by a majority vote of the Disinterested Directors. If these requirements are satisfied or a majority of the Disinterested Directors approve the business combination and recommend it to the Shareholders, the approval or consent of the Shareholders holding a majority of the outstanding shares of the Corporation's common stock will be required to approve the business combination.

CERTIFICATE OF ADOPTION OF BYLAWS
OF
NetREIT
A California Corporation

I hereby certify that I am the duly elected, qualified and acting Secretary of NetREIT, a California corporation, and that the above and foregoing Bylaws correctly state and set forth the Bylaws of the Corporation, and that were adopted as the Bylaws of the corporation by Unanimous Written Consent to Action by the Corporation's board of directors dated January 28, 1999 and by Written Consent to Action by the Corporation's Shareholders dated January 28, 1999.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 28th day of January, 1999.

/s/ Kenneth W. Elsberry
Kenneth W. Elsberry
Secretary